Exhibit (a)(1)(F)
Subject: Willis Group Holdings Limited — Offer to Purchase Eligible Stock Options (User Password)
Dear <forename>
Further to our previous email, please find your User Password to access your account on the online portal for Willis Group Holdings Limited’s Offer to Purchase Eligible Stock Options.
User Password:                    <password>
(Please note that the User Password is ‘case sensitive’.)
The portal can be accessed via the following URL: www.willisoptionexchange.com
Should you have any difficulties accessing your account or have any questions regarding any of the exchange processes, please contact Global Shares by email at willis@globalshares.com or by telephone using any of the following numbers:

Europe:	+353 23 88 33 062	9am – 5pm (British Summer Time)
North America/Latin America:	+1 (347) 853-7332	9am – 5pm (Eastern Daylight Time)
North America/Latin America:	+1 (650) 206-2629	9am – 5pm (Pacific Daylight Time)
Asia Pacific:	+86 21 6279 7208	9am – 5pm (China Standard Time)
Kindest Regards
Global Shares